EXHIBIT 3

                     STATEMENT OF RIGHTS AND PREFERENCES OF
                     SERIES C CONVERTIBLE PREFERRED STOCK OF
                           THE NATIONAL REGISTRY INC.



                  The undersigned, John Gustafson and David Brogan, hereby certify that:

                  IX. They are the duly elected and acting President and Secretary, respectively, of The National Registry Inc., a Delaware corporation (the "COMPANY").

                  X. The Certificate of Incorporation of the Company authorizes 1,000,000 shares of preferred stock, $.01 par value per share, of which 100,000 shares have been authorized and are issued and outstanding.

                  XI. The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company (the "BOARD OF DIRECTORS") at a meeting duly held February 4, 1997, which constituted all requisite action on the part of the Company for adoption of such resolutions.

                                   RESOLUTIONS

                  WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish and issue one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon as the Board of Directors may determine.

                  WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

                  Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as the Series C Convertible Preferred Stock (the "PREFERRED STOCK"), and the number of shares so designated shall be 350,000 (which shall not be subject to increase). Each

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share of Preferred Stock shall have a par value of $.01 per share and a stated
value of $20 per share (the "STATED VALUE").

                  Section 2. DIVIDENDS.

                  (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 6% per annum, payable, at the option of the Company in cash or shares of Common Stock, quarterly in arrears, but in no event later than the Conversion Date (as hereinafter defined) applicable to such share of Preferred Stock. Dividends on the Preferred Stock shall accrue daily commencing on the Original Issue Date (as defined in SECTION
7), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment after the Board of Directors declared such dividends or on a Conversion Date with respect to shares of Preferred Stock being converted on such date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares held by each holder on such applicable record date. Payment of dividends on the Preferred Stock is further subject to the provisions of SECTION 5(C)(I).

                  (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Preferred Stock if:

                           (i) the number of shares of Common Stock at the time
authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to issue such dividends to be paid in shares of Common Stock;

                           (ii) the shares of Common Stock to be issued in
respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder;

                           (iii) the shares of Common Stock to be issued in
respect of such dividends are not listed on the Nasdaq SmallCap Market (or Nasdaq National Market, The American Stock Exchange or The New York Stock Exchange) or any other exchange or quotation system on which the Common Stock is then listed for trading; or


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                           (iv) the issuance of such shares would result in the
recipient thereof beneficially owning, in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, more than 4.9% of the issued and outstanding shares of Common Stock.

                  (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in SECTION 7), nor shall the Company directly or indirectly pay or declare any cash dividend or make any cash distribution (other than a dividend or distribution described in SECTION 5) upon, nor shall any cash distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all accrued and unpaid dividends on the Preferred Stock for all past dividend periods shall have been paid.

                  Section 3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or prior to with the Preferred Stock.

                  Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the holders of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of SECTION 5. The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record holder of Preferred Stock.

                  Section 5. CONVERSION.

                  (a) (i) Each share of Preferred Stock may be convertible into shares of Common Stock (subject to reduction pursuant to SECTION 5(A)(II)) at the Conversion Ratio (as defined in SECTION 7) at the option of the holder in whole or in part as follows: (1) 33% of the

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shares of Preferred Stock purchased pursuant to the Purchase Agreement may be converted pursuant to this Section at any time after 121 days after the Original Issue Date, PROVIDED, HOWEVER, that a transferee, directly or indirectly, from an original Purchaser of Preferred Stock may only convert that number of shares of Preferred Stock that such original Purchaser would be entitled to convert, after considering all conversions by such Purchaser and all transferees, directly or indirectly, from such Purchaser, but for such transfer; (2) an additional 33% of the shares of Preferred Stock owned by any holder thereof (as measured on the Original Issue Date) may be converted at any time after the date which is 151 days after the Original Issue Date, PROVIDED, HOWEVER, that a transferee, directly or indirectly, from an original purchaser of Preferred Stock may only convert that number of shares of Preferred Stock that such original purchaser would be entitled to convert, after considering all conversions by such Purchaser and all transferees, directly or indirectly, from such Purchaser, but for such transfer; and (3) the balance of the shares of Preferred Stock owned by any holder may be converted at any time after the date which is 181 days after the Original Issue Date. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with a completed and executed conversion notice substantially in the form attached hereto as EXHIBIT A (the "HOLDER CONVERSION NOTICE"). Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers to the Company such Holder Conversion Notice by facsimile (the "HOLDER CONVERSION DATE"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed received pursuant to SECTION 5(I). Subject to SECTIONS 5(B) and 5(A)(II) and, as to the original holder (or its designee), subject to SECTION 4.8 of the Purchase Agreement (as defined in
SECTION 7), each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

                      (ii) CERTAIN REGULATORY APPROVAL. If on the Holder Conversion Date applicable to any conversion under this SECTION 5(A), (A) the Common Stock is then listed for trading on the Nasdaq National Market or if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof) to the Nasdaq SmallCap Market and such rule is applicable to the Company, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Preferred Stock, would exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "ISSUABLE MAXIMUM"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the holder so requesting conversion of Preferred Stock the Issuable Maximum and, with respect to any shares of Common Stock that otherwise would have been issuable to such holder in respect of such Holder Conversion Notice at issue in excess of the Issuable Maximum, the holder shall have the

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option to require the Company to either (1) as promptly as possible, but in no event later than 90 days after such Holder Conversion Date, convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval or (2) redeem, from funds legally available therefor at the time of such redemption, the balance of the Preferred Stock subject to such Holder Conversion Notice at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the applicable Holder Conversion Date or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on (1) the applicable Holder Conversion Date or (2) the date of payment by the Company of such redemption price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion Ratio; PROVIDED, HOWEVER, that if the holder has requested that the Company obtain Shareholder Approval under paragraph (1) above and the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in (1) above, the Company shall be obligated to redeem the Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of paragraph
(2) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the applicable Holder Conversion Date. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and fails for any reason to pay the redemption price under (2) above within seven days after the applicable Holder Conversion Date, the Company will pay interest on such redemption price at a rate of 10% per annum to the converting holder of Preferred Stock, accruing from the applicable Holder Conversion Date until the redemption price plus any accrued interest thereon is paid in full. The entire redemption price, including interest thereon, shall be paid in cash. "SHAREHOLDER APPROVAL" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Certificate of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof).

                  (b) Not later than three Trading Days after the applicable Holder Conversion Date, the Company will deliver to the applicable holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction pursuant to SECTION 5(A)(II) and SECTION 4.8 of the Purchaser Agreement) and (ii) one or more certificates representing the number of shares of Preferred Stock not converted; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon

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request of a holder of the Preferred Stock, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section. If such certificate or certificates are not delivered by the date required under this SECTION 5(B), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the holder such certificate or certificates representing shares of Common Stock pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the applicable Holder Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fifth Trading Day after the applicable Holder Conversion Date, except in the case that such failure to deliver certificate(s) was not in the control of the Company or could not be accomplished without undue or unreasonable effort or expense, then the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, $1,500 for each day after such fifth Trading Day until such certificates are delivered. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the 30th day after the applicable Holder Conversion Date, the Company shall, at such holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such holder as to which such Common Stock certificate(s) were not delivered timely as required hereby, as requested by such holder, and (ii) pay all accrued but unpaid dividends on account of the Preferred Stock for which the Company shall have failed to issue Common Stock certificates hereunder, in cash. The redemption price per share shall be equal to the product of (A) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the applicable Holder Conversion Date or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (B) the Conversion Ratio calculated on (1) the Conversion Date or (2) the date of payment by the Company of such redemption price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion Ratio. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price under
(2) above within seven days after such notice is deemed received by the Company pursuant to SECTION 5(I), the Company will pay interest on the redemption price at a rate of 10% per annum, in cash to such holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full.

                  (c) (i) The conversion price for each share of Preferred Stock (the "CONVERSION PRICE") in effect on any Conversion Date shall be the lesser of
(a) $2.375 (the "INITIAL CONVERSION PRICE") and (b) 82.5% of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date (the "ADJUSTABLE CONVERSION PRICE"); provided that, (a) if the registration statement contemplated by the Registration Rights Agreement, dated the Original Issue Date (the "REGISTRATION RIGHTS AGREEMENT"), by and between the Company and the original holders of the Preferred Stock, pursuant to which the Company is, among other things, required to register the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock (the "UNDERLYING SHARES REGISTRATION STATEMENT") is not filed on or prior to the 40th day after the Original Issue Date, or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the

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Securities Act of 1933, as amended or Rule 12d1-2 promulgated under the
Securities Exchange Act of 1934, as amended, or other similar rule, as applicable, within five (5) Business Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Shares Registration Statement will not be "reviewed," or (c) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 120th day after the Original Issue Date (which period shall be extended to 150 days after the Original Issue Date in the event that the Commission notifies the Company that the Underlying Shares Registration Statement can not be filed on Form S-3 promulgated under the Securities Act solely because the shares of Preferred Stock are convertible or the Warrants are exercisable prior to the 180th day after the Original Issue Date), or (d) if such Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective at any time when a registration statement covering the Underlying Shares is required to be maintained effective pursuant to the Registration Rights Agreement prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Business Days by a subsequent Underlying Shares Registration Statement or an amendment or supplement to or other action with respect to the Underlying Shares Registration Statement filed with and declared effective by the Commission, or (e) if trading in the Common Stock shall be suspended for any reason on the principal market or exchange for such shares (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspension pending the release of material information) for more than three Trading Days (PROVIDED, HOWEVER; that this paragraph (e) shall not be applicable to a Purchaser if such Purchaser exercises its rights under Section 4.10 of the Purchase Agreement, or
(f) if the conversion rights of the holders of Preferred Stock hereunder are suspended for any reason other than due to the fault of a holder of Preferred Stock, in each case under clauses (b), (d), (e) and (f) if such event occurs on or after the date which is 121 days after the Original Issue Date (any such failure being referred to as an "Event," and for purposes of clauses (a), (c) and (f) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) Business Days period is exceeded, or for purposes of clause (d) the date which such 10 Business Day-period is exceeded, or for purposes of clause (e) the date on which such three Trading Day period is exceeded, being referred to as "Event Date"), the Conversion Price shall be decreased by 2.5% each month (i.e., 80% as of the Event Date and 77.5% as of the one month anniversary of the Event Date) until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, the Company shall pay to the holders of the Preferred Stock 2.5% of the outstanding amount of Preferred Stock (each holder being entitled to receive such portion of such amount as equals its pro rata portion of the Preferred Stock then outstanding) in cash as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date until such time as the applicable Event, is cured. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.


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                      (ii) If the Company, at any time while any shares of
Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. In addition, the Adjustable Conversion Price shall be calculated giving appropriate effect to the applicable event described in (a), (b), (c) or (d) for all five Trading Days applicable to such determination. Any adjustment made pursuant to this SECTION 5(C)(II) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                      (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this
SECTION 5(C)(III), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this SECTION 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                      (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness (other than cash dividends) or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in SECTIONS 5(C)(II) and (III)

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above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; PROVIDED, HOWEVER, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "APPRAISER") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding and consented to by the Company(which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                      (v) All calculations under this SECTION 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                      (vi) Whenever the Initial Conversion Price is adjusted pursuant to SECTION 5(C)(II),(III) or (IV), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                      (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to, at their option, upon at least five (5) Business Days prior written notice, provided that the Purchaser have received a notice of such proposed transaction at least twenty (20) days prior to the effective date or the date of the closing, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange, (A) convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or


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property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) prior to the six month anniversary of the date the Underlying Shares Registration Statement has been declared effective by the Commission, require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Preferred Stock at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding the effective date or the date of the closing, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange triggering such redemption right and (ii) the Conversion Ratio calculated on the effective date or the date of the closing of the reclassification, consolidation, merger, sale, transfer or share exchange triggering such redemption right, as the case may be; PROVIDED, HOWEVER, that beginning on the date 151 days after the Original Issuance Date, the maximum amount payable, in the aggregate to all holders of Preferred Stock pursuant to the application of this provision shall be $4,666,667; PROVIDED, FURTHER, HOWEVER, that beginning on the date 181 days after the Original Issuance Date, the maximum amount payable in the aggregate to all holders of Preferred Stock pursuant to the application of this provision shall be $2,333,333. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in SECTION 6(C). The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to give to the holder of Preferred Stock the right to receive the securities, cash or property set forth in this SECTION 5(C)(VII) as part of such consolidation, reclassifications, merger, sale, transfer or share exchange.

                      (viii) If:

                             A. the Company shall declare a dividend (or any other distribution) on its Common Stock in Common Stock; or

                             B.   the Company shall declare a special
                                  nonrecurring cash dividend on or a redemption of its Common Stock; or

                             C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                             D.   the approval of any stockholders of the
                                  Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

                                                        Sequential Page 15 of 55

                             E. the Company shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, to the extent practicable, at least 30 calendar days prior to the applicable record or effective date hereinafter specified and with respect to paragraph D. above, after such information has become public, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during such 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which would reasonably be expected to materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock to the extent practicable at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock and consented to by the Company (such consent not to be unreasonably withheld) shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this SECTION 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall, consistent with their fiduciary obligations, make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be.


                                                        Sequential Page 16 of 55

                  (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of SECTION 5(C) to the extent known) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company shall use its best efforts to ensure that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

                  (f) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (g)  The issuance of certificates for shares of Common
Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (h) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

                  (i) Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of

                                                        Sequential Page 17 of 55

(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 4:30 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

                  (j) All shares of Preferred Stock outstanding on the third anniversary of the Original Issue Date shall automatically be converted into the right to receive that number of shares of Common Stock which would otherwise have been issuable to the holder thereof is such holder had delivered a Holder Conversion Notice and such date was the Holder Conversion Date. Thereafter, all shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized by unissued shares of undesignated stock.

                  Section 6. REDEMPTIONS.

                  (a) The Company shall have the right, exercisable at any time upon 30 days notice to the holders of the Preferred Stock given at any time after the Original Issue Date, to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed, at a price per share equal to the product of (i) the average Per Share Market Value for the five Trading Days immediately preceding the date of the redemption notice referenced above and (ii) the Conversion Ratio calculated on the date of such redemption notice. The entire redemption price shall be paid in cash. Holders of Preferred Stock may convert any shares of Preferred Stock, including shares subject to a redemption notice given under this Section, during the period from the date of such redemption notice through the 30th day thereafter.

                  (b) If any portion of the redemption price under Section 6(a) shall not be paid by the Company within 7 calendar days after the date due under such Sections, such redemption price shall be increased by 10% per annum until paid (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than 7 calendar days after the date due, the holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 45 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the holder's written demand for conversion, or (ii) invalidate AB INITIO such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Company shall within five Trading Days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon


                                                        Sequential Page 18 of 55
conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than five Trading Days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares.

                  Section 7. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

                  "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                  "COMMON STOCK" means the Company's common stock, $.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "CONVERSION RATIO" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon), and of which the denominator is the Conversion Price at such time.

                  "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Preferred Stock.

                  "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any applicable share of Preferred Stock regardless of the number of transfers of any particular share of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                  "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq SmallCap Market or other principle national stock exchange or market on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or market on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Nasdaq SmallCap Market or any stock exchange or market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or (c) if the Common Stock is not quoted on the Nasdaq Stock Market, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as reasonably determined in good faith by the holder, or (e) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser


                                                        Sequential Page 19 of 55
selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock and consented to by the Company (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

                  "PERSON" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity or any kind.

                  "PURCHASE AGREEMENT" means the Convertible Preferred Stock Purchase Agreement, dated as of January 31, 1997, between the Company and the original purchasers of the Preferred Stock.

                  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated the Original Issue Date, by and between the Company and the original purchasers of Preferred Stock.

                  "TRADING DAY" means (a) a day on which the Common Stock is traded on the Nasdaq SmallCap Market or other principal national securities exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq SmallCap Market or any such stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                  "UNDERLYING SHARES" means the shares of Common Stock issuable upon conversion of Shares in accordance with the terms hereof and the Purchase Agreement.

                  RESOLVED FURTHER, that the President and Secretary of the Company be, and they hereby are, authorized and directed to prepare, execute, verify, and file with the Secretary of State of Delaware, a Certificate of Designation in accordance with these resolutions and as required by law.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS]


                                                        Sequential Page 20 of 55


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                  IN WITNESS WHEREOF, The National Registry Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by John Gustafson its President, and attested by David Brogan, its Secretary, this 5th day of February.


                                              THE NATIONAL REGISTRY INC.



                                              By: /s/JOHN GUSTAFSON
                                                 ---------------------

                                                 Name: John Gustafson
                                                 Title: President


Attest:


By:/s/ DAVID E. BROGAN
   ---------------------
   Name: David Brogan
   Title: Secretary

                                                        Sequential Page 21 of 55

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series C Convertible Preferred Stock indicated below, into shares of Common Stock, $.01 par value per share (the "Common Stock"), of The National Registry Inc. (the "Company") according to the conditions set forth in the applicable Certificate of Designation, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:     --------------------------------------------------
                             Date to Effect Conversion

                             --------------------------------------------------
                             Number of shares of Preferred Stock to be Converted

                             --------------------------------------------------
                             Number of shares of Common Stock to be Issued

                             --------------------------------------------------
                             Applicable Conversion Price

                             --------------------------------------------------
                             Number of shares of Common Stock beneficially owned by the undersigned as of the date of this notice

                             --------------------------------------------------
                             Signature

                             --------------------------------------------------
                             Name:

                             --------------------------------------------------
                             Address:



The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in this conversion notice were effected in full, whereupon, if the Company determines that such conversion would result in it owning in excess of 4.9% of the outstanding shares of Common Stock on such date, the Company shall convert up to an amount equal to 4.9% of the outstanding shares of Common Stock and issue to the holder one or more certificates representing shares of Preferred Stock which have not been converted as a result of this provision.

                                                        Sequential Page 22 of 55